Exhibit 23.2

CONSENT OF EXPERT

I, Daan van Heerden, B Eng (Min.) (1985), MCom (Bus. Admin.) (1993), MMC, Pr.Eng., FSAIMM, AMMSA, in connection with the Technical Report Summary titled “S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa” effective February 29, 2024 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to Aurous Resources’ Registration Statement on Form F-4 and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-4”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Regulation S-K 1300”), consent to:

●	the public filing and use of the Technical Report Summary as an exhibit to the Form F-4;

●	the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in Regulation S-K 1300), in connection with the Form F-4 and the Technical Report Summary; and

●	the use of any information extracted, derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form F-4.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form F-4 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

Dated this 24th day of July, 2024.

/s/ Daan van Heerden
Daan van Heerden, B Eng (Min.) (1985), MCom (Bus. Admin.) (1993), MMC, Pr.Eng., FSAIMM, AMMSA
Director
Minxcon (Pty) Ltd